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                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                          (herein called "we" or "us")

                         Performance Death Benefit Rider

Due to the variable nature of the Contract this Rider does not guarantee that the Performance Death Benefit will increase the Death Benefit found in the Contract.

This rider was issued because you selected the Performance Death Benefit for the death of any owner at the time you applied for this annuity. Unlike your current Death Benefit Guarantee, the Performance Death Benefit applies to the death of the annuitant only if the owner is a non-natural person.

I.         The Death Benefit provision of your Contract is modified as follows:

           The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Performance Death Benefit.

           On the date of issue, the Performance Death Benefit is equal to the initial purchase payment.

           After issue, the Performance Death Benefit is recalculated when a purchase payment or withdrawal is made or on a contract anniversary as follows:

          A. For purchase payments, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit plus the purchase payment.

          B. For withdrawals, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit reduced by a withdrawal adjustment.

                     The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

      (1)  =  the withdrawal amount.
      (2)  =  the accumulation value immediately prior to the withdrawal.
      (3)  =  the most recently calculated Performance Death Benefit.

          C. On each contract anniversary, the Performance Death Benefit is equal to the greater of the accumulation value or the most recently calculated Performance Death Benefit.

           In the absence of any withdrawals or purchase payments, the Performance Death Benefit will be the greatest of all contract anniversary accumulation values on or prior to the date we calculate the death benefit.

           The Performance Death Benefit will be recalculated until the oldest owner or the annuitant, if the owner is a non-natural person, attains age 85. The Performance Death Benefit will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern this Contract.

II. The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

           The annualized mortality and expense risk charge of 1.25% is changed to 1.38%.

Except as amended, the Contract remains unchanged.




    Secretary                           Chief    Executive  Officer